EXHIBIT 99.1

     DOW AGROSCIENCES, SANGAMO BIOSCIENCES ANNOUNCE RESEARCH AND COMMERCIAL
                     LICENSE AGREEMENT IN PLANT AGRICULTURE

    INDIANAPOLIS and RICHMOND, Calif., Oct. 5 /PRNewswire-FirstCall/ -- Dow AgroSciences LLC, a wholly owned subsidiary of The Dow Chemical Company (NYSE:
DOW), and Sangamo BioSciences, Inc. (Nasdaq: SGMO) today announced the signing of a Research and Commercial License Agreement. The agreement provides Dow AgroSciences with access to Sangamo's proprietary zinc finger DNA-binding protein (ZFP) technology for use in plants and plant cell cultures to develop products in areas including, on an exclusive basis, plant agriculture and industrial products, and, on a non-exclusive basis, animal health and biopharmaceutical products produced in plants.

    "Dow AgroSciences has a strong tradition of innovation and early adoption of new technologies. We pride ourselves on operating at the cutting edge of plant biotechnology in our mission to provide products that improve the quality and quantity of the earth's food supply and contribute to improving the health and quality of life of the world's growing population," said Dan Kittle, vice president, Research and Development for Dow AgroSciences. "We believe that access to Sangamo's ZFP technology will ensure an early and sustainable competitive advantage for our business. We also look forward to working with the public research sector and other companies to fully develop and apply this technology to plant crop improvement."

    "Dow AgroSciences is recognized as a world leader in innovative plant biotechnology," said Edward Lanphier, Sangamo's president and chief executive officer. "Sangamo has demonstrated that our ZFP technology provides a robust and broadly applicable approach for both gene regulation and gene modification in a wide range of organisms. Our business strategy has always been to maximize the commercial potential of this technology across all fields of use. We believe that the combination of our novel technology with Dow AgroSciences' proven experience in development of agricultural biotech products will enable us to accomplish this goal in plant agriculture. In Dow AgroSciences, we have a partner that shares our vision and is capable of fully exploiting the applications of ZFP transcription factors (ZFP TFs(TM)) and ZFP nucleases (ZFNs(TM)) in plants."

    ZFPs are the dominant class of naturally occurring transcription factors in organisms from yeast to humans. Transcription factors, which are found in the nucleus of every cell, bind to DNA to regulate gene expression. The ability to selectively control specific genes is emerging as a critical tool in modern biotechnology. Though there are many kinds of transcription factors, only ZFPs are amenable to engineering and precise targeting to a particular gene or genes of interest. By engineering ZFPs that recognize a specific DNA sequence Sangamo scientists have created ZFP TFs(TM) that can control gene expression and consequently, cell function. For example, Sangamo has demonstrated that plant oils can be improved using ZFP TFs(TM).

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    Sangamo has also developed sequence-specific ZFNs(TM) for precision gene modification and targeted gene insertion. These technologies have the potential to play a major role in bringing new discoveries in genomics forward to the marketplace. According to a 2004 International Service for the Acquisition of Agri-biotech Applications (ISAAA) report, transgenic traits were planted on an estimated 200 million acres, or 29 percent of the global acres for soybean, cotton, maize, and canola. Phillips McDougall, international crop protection and agricultural biotechnology consultants, estimates the value of agricultural biotechnology in these crops for 2004 to be $4.7 billion. Both the acreage and the value of agricultural biotechnology are expected to grow. This increasing demand could be addressed by the use of Sangamo's ZFN and ZFP technologies for combinations or stacks of multiple traits and new traits. Investments globally in genomics are also revealing large numbers of genes with the potential to substantially improve crop quality, expand crop uses and improve agronomic performance.

    About Dow AgroSciences, LLC

    Dow AgroSciences LLC, based in Indianapolis, Indiana, USA, is a global leader in providing pest management, biotechnology and crop products that improve the quality and quantity of the earth's food supply and contribute to improving the health and quality of life of the world's growing population. Dow AgroSciences has approximately 5,500 people in more than 50 countries dedicated to its business, and has worldwide sales of US $3.4 billion. Dow AgroSciences is a wholly owned subsidiary of The Dow Chemical Company. For more information about Dow AgroSciences, visit www.dowagro.com.

    About Sangamo

    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development programs are currently in Phase I clinical trials for evaluation of safety in patients with diabetic neuropathy and peripheral artery disease. Other therapeutic development programs are focused on macular degeneration, ischemic heart disease, congestive heart failure, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as sickle cell anemia, and for infectious diseases, such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com.

    This press release may contain forward-looking statements based on Dow AgroSciences LLC and Sangamo BioSciences, Inc.'s current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs and applications of Sangamo's ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Dow AgroSciences ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Dow AgroSciences and Sangamo BioSciences, Inc. assume no obligation to update the forward-looking information contained in this press release.

SOURCE  Sangamo BioSciences, Inc.
    -0-                             10/05/2005
    /CONTACT: Elizabeth Wolffe, Ph.D of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or media, Justin Jackson, +1-212-213-0006, or investors, John Cummings, +1-415-352-6262, both of Burns McClellan, Inc., for Sangamo; or Robyn Heine, +1-317-337-4807, or rheine@dow.com, for Dow AgroSciences/
    /FCMN Contact: ewolffe@sangamo.com /
    /Web site:  http://www.dowagro.com/
    /Web site:  http://www.sangamo.com/
    (SGMO DOW)